UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                       ----------------------------------

                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                     --------------------------------------

                               October 23, 2002
                                 Date of Report
                        (Date of earliest event reported)


                      Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)


            Virginia                      0-9881                54-1162807
 ------------------------------  -----------------------  --------------------
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                           Identification Number)


P.O. Box 459
Edinburg, VA                                                       22824
--------------------------------------                          ----------
(Address of principal executive office)                         (Zip code)


       Registrant's telephone number, including area code: (540) 984-4141

Item 5. Other Events

NEWS RELEASE

For further information, please contact Laurence F. Paxton at 540-984-5222.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
                             INCREASES CASH DIVIDEND
                         ANNOUNCES THIRD QUARTER RESULTS

      EDINBURG, VA, (October 17, 2002) - Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) has declared a cash dividend of $0.74 per share. The dividend is payable December 2, 2002, to shareholders of record on November 15, 2002. The dividend is an increase of $0.04 per share or six percent over the 2001 dividend. The total payout to shareholders will be approximately $2.8 million.

      Shenandoah Telecommunications Company also announced unaudited revenues and financial results for the three and nine month periods ended September 30, 2002. Total consolidated net income for third quarter 2002 was $2.2 million, compared to net income of $2.1 million in the third quarter of 2001, an increase of six percent. Net earnings per share for the third quarter was $0.58 on a diluted basis, compared to net income per share of $0.55 on a diluted basis in third quarter 2001. Total consolidated net income for the nine months ended September 30, 2002 was $2.3 million, versus net income of $4.6 million for the first nine months of 2001. Results for all periods include gains and losses on external investments, the most significant related to the Company's former investment in VeriSign, Inc. stock, which produced a $0.5 million after-tax gain in the first nine months of 2001, and a $5.5 million after-tax loss in the first nine months of 2002.

      Results from ongoing operations increased by $0.1 million to $2.6 million for the third quarter of 2002, or $0.69 per share on a diluted basis, up from $2.5 million or $0.65 per share in third quarter 2001. Results from ongoing operations for the nine months ended September 30, 2002 increased by $2.3 million or 39 percent to $8.1 million, or $2.14 per share on a diluted basis, compared to $5.8 million or $1.55 per share for the first nine months of 2001. The Company defines ongoing operations as net income excluding gains and losses on external investments unaffiliated with operations.

      Total revenues were $29.8 million in third quarter 2002, as compared to $24.5 million in the comparable period in 2001, an increase of 22 percent. The Company's revenue growth was primarily driven by a 29 percent increase in its wireless revenues compared to third quarter 2001.

      Tempering the impact of the revenue growth was an increase in bad debt expense. The Company recorded $1.8 million in bad debt expense, as compared to $0.8 million in the previous quarter, and $0.5 million in third quarter 2001. The majority of this increase was in the PCS subsidiary. This increase is principally attributed to the write-off of non-paying credit challenged customers that qualified for a no-deposit service offering prior to mid-April 2002. The remaining portion of the increase is associated with the financial difficulties, and in some situations bankruptcy proceedings, for interexchange carriers served by the telephone and network subsidiaries.

      The Company invested an additional $3.4 million in capital expenditures during the quarter, bringing its gross property, plant, and equipment to $193.0 million. The majority of this increase is attributed to provisioning 3G services for the PCS operation. Total debt was $57.8 million at the end of the quarter, compared to $62.3 million at the end of the second quarter and $62.6 million at year-end 2001.

      President and CEO, Christopher E. French, commented: "Although we are disappointed with our write-offs associated with credit problems of both wholesale and retail customers, we are very pleased with the operating financial results of third quarter 2002. While we recognize we are not immune from the challenges currently facing the telecommunications industry, we were still able to generate improvement in our operating results. Revenues for the quarter grew sufficiently to more than offset the increased bad debt expense, so that our results from ongoing operations increased by six percent over third quarter 2001. During the quarter we also completed the capital improvements necessary for launching 3G services on our portion of the Sprint Nationwide PCS Network. Our PCS network offers 3G services throughout our covered service area, providing both new features to PCS customers as well as increased voice capacity within our portion of the Sprint Nationwide PCS Network."

Wireless Operations

      Total Wireless revenues grew to $21.0 million, an increase of $4.7 million or 29 percent compared to third quarter 2001. The Company, as a PCS Affiliate of Sprint, experienced strong growth in its PCS revenues, which increased by $4.9 million, or 43 percent, to $15.2 million for the third quarter of 2002 over third quarter 2001. Revenues from the cellular operation, which had grown significantly in recent years, experienced a slight decline. The Company also recorded a $0.1 million increase in tower revenue from outside parties for lease of space on its wireless towers. In addition to this external revenue, the Company's towers are also used in the provision of the Company's own wireless services.

      The Company's base of Sprint PCS customers ended the quarter at nearly 63,000, as compared to approximately 60,000 as of June 30, 2002 and 40,000 as of September 30, 2001. Net additions for the quarter were negatively impacted by the removal of customers with poor payment histories, as discussed above. The mid-2002 introduction of a $125 deposit for prospective credit challenged customers is intended to limit the impact of credit problems in the future.

      PCS travel revenue, which is generated by use of the Company's network by PCS customers located in Sprint and its other affiliate markets, generated $4.7 million in third quarter 2002. The offsetting expense, generated by Sprint PCS customers located in Shentel's territory, using other portions of the Sprint Nationwide PCS Network, was $3.1 million, resulting in a positive net of $1.6 million. The net of travel revenue for third quarter 2001 was $2.0 million. Roaming revenue generated by non-Sprint PCS customer use of the network was $0.9 million, versus the offsetting expense of $0.2 million by the Company's own customers' roaming off Sprint Nationwide PCS Network, for a net of $0.7 million. The net of roamer revenue and expense for third quarter 2001 was less than $0.1 million.

      The PCS operation generated $1.3 million of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) in the third quarter, its fifth consecutive positive quarter. Depreciation expense in the PCS operation was $2.3 million for the third quarter 2002, as compared to $1.3 million in third quarter 2001. Bad debt expense for the PCS operation, due in part to the removal of the credit challenged customers discussed above, increased by $1.0 million compared to the third quarter of 2001. Net loss for the Company's PCS operations was $1.3 million for the quarter, compared to a net loss of $1.0 million in the third quarter 2001.

Wireline Operations

      Total wireline revenues reached $7.1 million, an increase of $0.2 million or 3 percent, compared to third quarter 2001. Access revenues in the local telephone operation increased $0.4 million in third quarter 2002 to $2.8 million, compared to third quarter 2001. This revenue growth was driven by increased use of our network by other telecommunications providers.

      The Company's interstate fiber optic network generated a total of $1.3 million of lease revenue, a decrease of $0.4 million compared to third quarter 2001. Financial difficulties of some of the customers of the Company's fiber network, as well as rate decreases for both renewed and new agreements due to competitive pricing, have resulted in lower lease revenues. In addition to generating revenue from outside leases, the Company's fiber network is also extensively used to support its telephone, CATV, Internet and wireless operations.

      The primary customers for access and fiber lease services are other telecommunications carriers. As discussed above, the Company has recently experienced delayed payments or received notice of bankruptcy proceedings by some of these carriers. Accordingly, the telephone subsidiary recognized an increase in bad debt expense of $0.3 million in the third quarter, compared to the same period in 2001.

Other Operations

      Other revenues increased by 32 percent to $1.7 million during third quarter 2002 as compared to third quarter 2001, primarily due to Internet access and online information services revenues.

External Investments

      Total consolidated results for the third quarter 2002 included pre-tax losses on investments of $0.7 million, compared to the $0.6 million loss in the same quarter of 2001. For the nine months ended September 30, 2002, losses on external investments were $9.6 million, compared to $2.0 million for the nine months ended September 30, 2001. This change is principally attributed to the Company's former investment in VeriSign, Inc., as discussed in previous filings.

Additional Information

      Summary financial information with reconciliation between total net income and results from ongoing operations is attached to this release. Additional information and detail may be found in the Company's upcoming Form 10Q filing, which is due to be filed with the Securities and Exchange Commission by November 14, 2002.

      Shenandoah Telecommunications Company is a holding company which provides a broad range of telecommunications services through its nine operating subsidiaries. The Company celebrated its 100th anniversary of service on June 9, 2002. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local telephone, cable, Internet access, interexchange facilities, cellular and PCS services, along with many other associated services, to the Quad State region from Harrisonburg, Virginia to Harrisburg and Altoona, Pennsylvania.


                                            /S/ LAURENCE F. PAXTON
                                            ----------------------
                                            Laurence F. Paxton
                                            Vice President -Finance

Results from ongoing operations and EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered alternatives to net income (loss) as measures of performance or to cash flows as a measure of liquidity. This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.

SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

 Condensed Consolidated Balance Sheets                September 30,      December 31,
 -------------------------------------                     2002              2001
                                                           ----              ----
Total current assets                                   $  16,881         $  16,034
Total securities and investments                           7,568            18,463
Property, plant and equipment                            193,013           175,286
  Less accumulated depreciation                          (57,564)          (47,182)
                                                       ---------         ---------
Net property, plant and equipment                        135,449           128,104
Other assets, net                                          4,228             4,196
                                                       ---------         ---------
   Total assets                                        $ 164,126         $ 166,797
                                                       =========         =========

Current liabilities, exclusive of
   debt of $9,088 and $10,587                          $  11,538         $  11,054
Long- and short-term debt                                 57,812            62,636
Total other liabilities                                   15,960            16,667
Minority interests                                         1,790             1,838
Total stockholders' equity                                77,026            74,602
                                                       ---------         ---------
   Total liabilities and stockholders' equity          $ 164,126         $ 166,797
                                                       =========         =========


Condensed Consolidated Statements of                       Three months ended           Nine months ended
-------------------------------------                        September 30,                September 30,
Income                                                    2002           2001          2002          2001
------                                                    ----           ----          ----          ----
Operating Revenues-Wireless                            $ 21,003       $ 16,319      $ 57,009      $ 39,545
                  -Wireline                               7,117          6,927        21,428        20,337
                  -Other                                  1,718          1,299         4,734         3,777
                                                       --------       --------      --------      --------
   Total operating revenue                               29,838         24,545        83,171        63,659
Cost of goods and services                                2,725          1,964         7,346         5,336
Network operating costs                                   8,892          8,270        25,446        21,839
Depreciation                                              3,907          3,117        11,040         8,509
Selling, general and administrative                       7,588          4,825        19,107        12,633
                                                       --------       --------      --------      --------
   Total operating expenses                              23,112         18,176        62,939        48,317
                                                       --------       --------      --------      --------
Operating income                                          6,726          6,369        20,232        15,342
Minority interest                                        (1,300)        (1,286)       (3,879)       (3,283)
Interest expense                                         (1,057)        (1,035)       (3,177)       (3,072)
Other income (expense)                                     (727)          (632)       (9,453)       (1,611)
Income tax provision                                     (1,418)        (1,322)       (1,457)       (2,797)
                                                       --------       --------      --------      --------
   Net income                                          $  2,224       $  2,094      $  2,266      $  4,579
                                                       ========       ========      ========      ========
Net earnings per share, diluted                        $   0.58       $   0.55      $   0.60      $   1.21
                                                       ========       ========      ========      ========

RECONCILIATION OF NET INCOME TO RESULTS FROM ONGOING OPERATIONS (unaudited)
(In thousands)

                                                      Three months ended               Nine months ended
                                                         September 30,                   September 30,
                                                    2002               2001           2002            2001
                                                    ----               ----           ----            ----
Net income                                        $ 2,224            $ 2,094        $ 2,266         $ 4,579
Adjustment for loss on investments                    680                642          9,594           2,041
Tax effect on investment results                     (265)              (244)        (3,742)           (775)
                                                  -------            -------        -------         -------
Results from ongoing operations                   $ 2,639            $ 2,492        $ 8,118         $ 5,845
                                                  =======            =======        =======         =======

                                      ####

         SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARY COMPANIES


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          SHENANDOAH TELECOMMUNICATIONS COMPANY
                                          (Registrant)


October 23, 2002                          /S/ CHRISTOPHER E. FRENCH
                                          -------------------------
                                              Christopher E. French
                                              President